Exhibit 10.37

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 27, 2022, is entered into between MME FLORIDA, LLC, a Florida limited liability company (“Seller”), MM ENTERPRISES USA, LLC, a Delaware limited liability company (“MME USA”), and GREEN SENTRY HOLDINGS, LLC, a Florida limited liability company (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, Seller holds a Florida MMTC License under Florida Statute 381.986, license no. MMTC-2017-0012 dated July 13, 2020 (the “Florida MMTC License”) issued by the Office of Medical Marijuana Use of the Florida Department of Health (“OMMU”) and in connection therewith is engaged in the business of operating a vertically integrated medical marijuana treatment center in the State of Florida, including the cultivation, product production, packaging, and operating retail medical marijuana centers in the State of Florida (the “Business”);

WHEREAS, MME USA is the sole member and manager of Seller;

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the Florida MMTC License, and substantially all tangible and intangible assets, hardware, software, properties, permits, licenses, rights or other privileges (whether contractual or otherwise) owned (either directly or indirectly), leased, licensed, loaned, operated or being developed or used, including all vendor lists, customer and patient lists, real property, fixed assets, facilities, equipment, inventories and accounts receivable, by the Seller in connection with the Business, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein (the “Transaction”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business as it is currently operated (collectively, the “Purchased Assets”), including the following:

(a) the Florida MMTC License as set forth on Section 1.01(a) of the disclosure schedules attached hereto (the “Disclosure Schedules”), all other transferable Permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies that are required for the operation of the Business;

(b) all accounts receivable held by Seller (“Accounts Receivable”);

(c) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories (“Inventory”);

(d) all Contracts (the “Assigned Contracts”) set forth on Section 1.01(d) of the Disclosure Schedules. The term “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral;

(e) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, tangible IT Assets, and other tangible personal property (the “Tangible Personal Property”);

(f) all prepaid expenses, credits, advance payments, claims, security, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees;

(g) all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(h) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets, or the Assumed Liabilities;

(i) originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research relating to the Business (“Books and Records”);

(j) all general, financial and personnel records, ledgers, sales invoices, accounts receivable records, all customer records on Seller’s point of sale or customer data base, files, books and documents, standard operating procedures, protocols, employee handbooks, correspondence and other files and records, including customer lists and sales records, of Seller relating to the Business;

(k) Seller shall utilize its best efforts to transfer all of Seller’s rights in any insurance bond maintained by Seller in connection with the Florida MMTC License; and

(l) all goodwill and the going concern value of the Purchased Assets and the Business.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights specifically set forth on Section 1.02 of the Disclosure Schedules (collectively, the “Excluded Assets”).

Section 1.03 Assumed Liabilities.

(a) Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(i) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent based upon vendor terms related to raw materials and inventory on hand as of the Closing Date;

(ii) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller on or prior to the Closing;

(iii) any Liability for taxes which relate to the Purchased Assets or the Business attributable to the periods on or after the Closing Date, including, without limitation, all sales and use taxes, and taxes on income or which are measured by income attributable to periods on or after the Closing;

(iv) all Liabilities arising from the operation of the Business, to the extent such Liabilities are (i) resulting from events or conditions occurring in connection with the operation of the Business by Buyer following the Closing, or (ii) arising out of the Purchase Assets occurring after the Closing; and

(v) those Liabilities of Seller set forth on Section 1.03(a)(v) of the Disclosure Schedules.

For purposes of this Agreement, “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

Section 1.04 Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”), including, but not limited to:

(i) any Liability relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any Purchased Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);

(ii) any Liability related to any Third Party Claim based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Business as operated by Seller or any of its Affiliates (or any of their respective predecessors-in-interest) prior to the Closing Date, or the ownership, possession, use, operation, sale or other disposition prior to the Closing Date of any of the Purchased Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business); and

(iii) any Liability of Seller to the extent relating to any property or facility presently or formerly owned, operated, leased or used by Seller or their corporate predecessors, including any such Liability arising under or relating to Environmental, Health and Safety Laws; and

(iv) Any liabilities or continuing payments or other obligations arising out of the pre-closing settlement agreements arising out of pre-closing litigation or disputes between Seller or its affiliates and any other party.

For purposes of this Agreement: (i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 1.05 Grant of License to use Tradename(s). Seller has operated the business and sold products using the tradename “MedMen” (the “Licensed Tradenames”). Seller or MME USA, as applicable, shall license to Buyer the right to use the Licensed Tradenames in the State of Florida for a period of two (2) years after Closing subject to the terms of a license agreement (the “License Agreement”) in a form to be agreed upon by the parties.

Section 1.06 Purchase Price. The aggregate purchase price for the Purchased Assets shall be Eighty Three Million and 00/100 Dollars ($83,000,000.00) (the “Purchase Price”), plus the assumption of the Assumed Liabilities. Buyer has deposited in escrow with Kahan & Kliger, P.A., a deposit of $2,000,000 (the “Deposit”). Upon Closing, as described in Section 2.01 and 2.02, Buyer shall pay the Purchase Price (net of the Deposit) by wire transfer to Seller of immediately available funds in accordance with the wire transfer instructions set forth on Section 1.06 of the Disclosure Schedules, and the Deposit shall be wired to the Seller by the Escrow Agent.

Section 1.07 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for tax purposes as shown on the allocation schedule to be agreed upon by the parties on or before the Closing Date. A draft of the Allocation Schedule is set forth on Section 1.07 of the Disclosure Schedules (the “Allocation Schedule”). Seller and Buyer shall negotiate in good faith to resolve any disagreements with respect to the final Allocation Schedule. The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule.

Section 1.08 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.09 Third Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE II
Closing

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transaction (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures (or their electronic counterparts), at 10:00 AM, Eastern time, on the ten (10) Business Day after all of the conditions to Closing set forth in Article VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing, but in any event not later than July 31, 2022. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The transaction will be completed on a cut-off basis as of the Closing Date. A pro ration shall be made between the parties on the closing statement based on the raw materials and inventory on hand as of the Closing Date, and the related current accounts payable assumed by Buyer consistent with Section 1.03(a)(i) above.

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit B attached hereto (the “Bill of Sale”) duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit C attached hereto (the “Assignment and Assumption Agreement”) duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) the consent of OMMU to the assignment of the Florida MMTC License from Seller to Buyer;

(iv) written consents of each landlord under the Leases consenting to Buyer’s assignment and assumption of tenant’s rights under the Leases;

(v) reserved;

(vi) a certificate or certificates in compliance with Treasury Regulations Section 1.1445-2 and Section 1446(f) of the Code and any IRS or Treasury Department guidance thereunder, certifying that the Transaction is exempt from withholding under Sections 1445 and 1446(f) of the Code;

(vii) a counterpart of the License Agreement duly executed by Seller effecting the license of the Licensed Trade Names;

(viii) all consents by, and evidence of all notifications to, third parties, in each case that are required for the consummation of the Transaction, or that are required in order to prevent a breach of, a default under, a termination or modification of, or any acceleration of, any obligations under any Contract to which Seller is a party (including each item set forth on Schedule 2.02(a)(vii)), in each case, on terms and in form and substance reasonably satisfactory to the Buyer;

(ix) certificate of the Secretary or Manager of each Seller, as applicable, certifying as to (A) the resolutions of the board of directors and the shareholders of Seller, or the manager and members of the applicable Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the Transaction, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;

(x) Editing/admin access to the online data room created by Seller in connection with the Transaction and hosted by OneDrive, enabling Buyer to download true, correct and complete copies of such documents and agreements (together with all amendments, waivers or other changes thereto), and an index of such documents and agreements, which were posted to the online data room as of immediately prior to the Closing;

(xi) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the Transaction; and

(xii) Seller shall use commercially reasonable efforts to obtain and deliver replacement guaranties for each of the Leases executed by the applicable landlord and MME USA, in a form acceptable to each landlord, MME Florida and Buyer, releasing MME USA and any other guarantors from any and all post-closing liability under the Leases.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) reserved;

(iv) the License Agreement, executed by Buyer as assignee;

(v) Buyer shall cause its guarantor to execute replacement guaranties for each applicable lease in the form required in Section 2.02(a)xiii);

(vi) a certificate of the Manager of Buyer certifying as to (A) the resolutions of the Manager and Members of Buyer, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents; and

(vii) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to the Transaction.

ARTICLE III
Representations and warranties of seller

Except as set forth in the corresponding sections of the Disclosure Schedules, Seller and MME USA represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Each of Seller and MME USA are duly organized, validly existing, and in good standing under the Laws of the state in which it is organized. Each of Seller and MME USA have full company power and authority as applicable, to enter into this Agreement and the other Transaction Documents to which each is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and MME USA of this Agreement and any other Transaction Document to each is a party, the performance by Seller and MME USA of their respective obligations hereunder and thereunder, and the consummation by Seller and MME USA of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller and MME USA. No other corporate or shareholder proceedings or authorizations of any kind or nature on the part of the Seller or MME USA are necessary to authorize and execute this Agreement, the Transaction Documents, and the transactions described and/or contemplated therein. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller and MME USA in accordance with their respective terms.

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller and MME USA of this Agreement and the other Transaction Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, bylaws, or other governing documents of Seller or MME USA; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller or MME USA, the Business, or the Purchased Assets; (c) except as set forth on Section 3.02(c) of the Disclosure Schedules, require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (d) except as set forth on Section 3.02(d) of the Disclosure Schedules, violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller or MME USA is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets. Notwithstanding the foregoing or any other provision in the Agreement to the contrary, Seller makes no representation with respect to the transferability of, or any notice or consent required under, any local use permits, building permits, business tax registrations, or other local entitlements relating to the Business, all of which will be the responsibility of Buyer post-closing.

Section 3.03 Financial Statements. Complete copies of the financial statements consisting of the balance sheet of the Business as at Fiscal Year End 2021 and the first six months of Fiscal Year 2022, and the related statements of income and retained earnings, shareholders’ equity, and cash flow for the years then ended (the “Financial Statements”) have been delivered to Buyer]. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis throughout the period involved. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of June 26, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.04 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) entry into any Contract that would constitute a Material Contract;

(e) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(g) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h) transfer or assignment of or grant of any license or sublicense under or with respect to the use in the State of Florida of Seller or MME USA’s Intellectual Property;

(i) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(j) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(l) material capital expenditures which would constitute an Assumed Liability;

(m) imposition of any Encumbrance upon any of the Purchased Assets;

(n) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $40,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(o) hiring or promoting any person as or to (as the case may be) an manager or hiring or promoting any employee below manager except to fill a vacancy in the ordinary course of business;

(p) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(q) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(r) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(t) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.06 Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Assigned Contract.

Section 3.07 Title to Purchased Assets. Seller has good and valid title, or a valid and subsisting leasehold interest, to all of the Purchased Assets, free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 3.07 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable;

(c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(d) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

The Purchased Assets constitute all of the assets, tangible and intangible, real and personal of any nature whatsoever necessary to operate the Business in the manner presently operated by Seller and include all of the assets of Seller used to operate the Business.

Section 3.08 Condition and Sufficiency of Assets. Each item of Tangible Personal Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 3.09 Facilities; Equipment. The facilities, machinery, equipment and other tangible assets owned or leased by Seller for the operation of the Business are located on the Leased Real Property (other than goods in transit) or in storage and have been maintained in accordance with normal industry practice, subject to normal wear and tear, and are usable in the Ordinary Course of Business.

Section 3.10 Real Property.

(a) Seller does not own or have any options or other rights to acquire any real property.

(b) Schedule 3.10(b) sets forth a true, correct and complete list of (i) all real property leased, subleased, licensed to or otherwise used or occupied by Seller (the “Leased Real Property”), including the address of such Leased Real Property and the name of the landlord, sublandlord, licensor or grantor, and (ii) all leases, subleases, licenses, occupancy agreements and other similar agreements under which Seller leases, subleases, licenses or occupies any of the Leased Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto (collectively, the “Real Property Leases”). The Leased Real Property comprises all of the real property occupied or operated in connection with, used or intended to be used in, or otherwise related to, the Business. The Company has delivered to the Buyers true, correct and complete copies of all of the Real Property Leases. With respect to each of the Real Property Leases set forth or required to be set forth on Schedule 3.10(b):

(c) such Real Property Lease is legal, valid, binding, enforceable (subject only to the General Enforceability Exceptions) and in full force and effect;

(d) such Real Property Lease shall continue to be legal, valid, binding, enforceable (subject only to the General Enforceability Exceptions) and in full force and effect on identical terms immediately following the consummation of the Transaction;

(e) Seller is not, and no other party to any such Lease is, in material breach or default under such Real Property Lease, and except as set forth on Schedule 3.10(e) or as it relates to litigation set forth on Schedule 3.14(a), no event has occurred and no circumstances exist which, with or without notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder;

(f) Seller does not owe any brokerage commissions or finder’s fees payable now or in the future, with respect to any Real Property Lease;

(g) There are no material disputes as to such Real Property Lease between or among any of the parties thereto;

(h) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy all or any portion of the Leased Real Property that is the subject of such Real Property Lease;

(i) Seller has not assigned, licensed, transferred, conveyed, mortgaged, deeded in trust or encumbered on or with respect to such Real Property Lease or any interest in the leasehold, subleasehold or similar estate created or granted under such Real Property Lease;

(j) None of the Leased Real Property, nor any portion thereof, is subject to any pending condemnation or eminent domain proceeding and, to the Seller’s Knowledge, no such proceeding has been threatened;

(k) Except (i) as set forth on Schedule 3.10(c) and (ii) for any deficiency that x) is not mechanical or electrical in nature, (y) does not relate to the structure, foundation or roof of any building and (z) would not reasonably be expected to cost more than $10,000 to repair (or which Improvement would not reasonably be expected to cost more than such amount to replace), to the Seller’s Knowledge, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, located on, attached to and included in the Leased Real Property (the “Improvements”) are in good condition and repair, subject to normal wear and tear, and are sufficient for the operation of and occupancy relative to the Business in the Ordinary Course of Business. To the Seller’s Knowledge, and except (i) as set forth on Schedule 3.10(j), there are no structural deficiencies or latent defects affecting any of the Improvements, and there are no facts, circumstances or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business; and

(l) Except for liens related to the litigation set forth on Schedule 3.14(a) which Seller remains financially responsible for following the Closing (and which do not constitute Permitted Encumbrances, there have been no improvements upon the Property for which there remain any outstanding and unpaid bills for labor, services or materials or other charges for which a lien or liens might be claimed by anyone whatsoever.

Section 3.11 Inventory. Except as set forth on Schedule 3.11, all Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory shown on the Latest Balance Sheet has a value at least equal to the value shown on the face of the Latest Balance Sheet. All items included in Inventory are the property of an Acquired Company, free and clear of Liens (other than Permitted Liens), and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by any Governmental Authority.

Section 3.12 Reserved.

Section 3.13 Section 3.13 of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid aggregate consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 3.14 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Schedule 3.14(a), there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending which are: (a) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin, or otherwise delay the Transactions.

(b) Schedule 3.14(b), sets forth all Governmental Orders against, relating to, or affecting the Business or the Purchased Assets. Seller is in compliance with all Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.15 Legal Compliance; Permits.

(a) Except as set forth on Schedule 3.15(a), Seller is currently in material compliance with all applicable Laws, other than federal laws prohibiting the cultivation and sale of cannabis. No notices have been received by and no claims have been filed against Seller alleging or asserting a violation of any such Laws.

(b) Seller owns or holds and has at all times during the past five (5) years materially complied with, and is currently in material compliance with, all Permits which are required for the operation and ownership of the Businesses. Schedule 3.15(b) sets forth a true, correct and complete list of each Permit owned or held by Seller, and all such Permits are valid and in full force and effect. Except as set forth on Schedule 3.15(b), (i) Seller has fulfilled and performed in all material respects its obligations under each of the Permits which it owns or holds, and (ii) no notice of cancellation, default or dispute concerning any Permit, or of any event, condition or state of facts that has resulted or would reasonably be expected to result in any cancellation, default or dispute concerning any material Permit, has been received by Seller. Seller has not been a party to or subject to any proceeding seeking to revoke, suspend or otherwise limit any Permit. Seller is not in material breach or violation of, or default under, any Permit. Seller has not received any notice from any Governmental Authority that any of its properties, facilities, equipment, operations or business procedures or practices fails to comply with any applicable Law or Permit. There has been no decision by Seller not to renew any Permit set forth on Schedule 3.15(b).

Section 3.16 Seller Systems; Data Security.

(a) Seller has information technology systems (including Software) sufficient to operate its businesses as presently conducted (the “Company Systems”). To the Company’s Knowledge, there have been no successful unauthorized intrusions or breaches of the security of Seller’s information technology systems.

(b) Seller has not experienced any Security Breaches or material Security Incidents, and Seller has not received any written or oral notices, complaints, inquiries, investigations or demands from any Person (including any Governmental Authority or self-regulatory authority or entity) regarding such a Security Breach or material Security Incident. Except for inquiries and communications from customers in the ordinary course of business, Seller has not received any written or oral complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Authority of self-regulatory authority or entity) regarding Seller’s Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(c) Seller is and always has been in compliance in all material respects with all applicable Privacy and Security Requirements. Seller has a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information and any other information of any Person that is Processed by or on behalf of Seller in connection with the use and/or operation of its products, services and business.

Section 3.17 Taxes. Except as set forth on Schedule 3.17, (i) all Taxes due and owing by Seller have been, or will be, timely paid, (ii) no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller, and (iii) all Tax Returns with respect to the Business required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. All refunds or credits for any of the aforementioned taxes will remain with Seller for all tax periods prior to the Closing. Seller will retain the exclusive right to file any refund claim for all tax periods prior to the Closing Date without the approval of Buyer, provided that Seller will provide written notice to Buyer prior to filing a refund claim. Seller retains the right to keep original copies of all tax forms. workbooks, and other supporting documents that pertain to all tax periods prior to the Closing. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.18 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.19 Reserved.

Section 3.20 Environmental Matters.

(a) The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in material compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.20(a) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) Commencing on Seller’s acquisition of the Business, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets [or real property currently or formerly owned, leased or operated by Seller in connection with the Business] (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e) Section 3.20(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(f) Section 3.20(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g) Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Seller has provided or otherwise made available to Buyer and listed in Section 3.20 of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets [or any real property currently or formerly owned, leased or operated by Seller in connection with the Business] which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are independent contractors or consultants of the Business as of the date hereof and sets forth for each such individual the following: (i) name; and (ii) position. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b) Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Seller pending, or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 3.22 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, bylaws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.05 No Implied Warranties. Seller has provided Buyer sufficient opportunity to make such independent factual, physical and legal examinations and inquiries as Buyer deems necessary or appropriate with respect to the Purchased Assets and the Business, including, without limitation, Buyer’s business plans relating thereto. Buyer hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement, neither Seller nor any Affiliate of Seller makes any representations or warranties whatsoever, express or implied, with respect to any matter relating to the Purchased Assets or the Business or otherwise relating to any of the transactions contemplated hereby, including without limitation: (a) the suitability of the Leased Real Property for Buyer’s continued operations; (b) the potential revenues or profits that may be derived from any operations of the Business; (c) the suitability or potential of the Leased Real Property for further development and improvement; (d) the value of the Purchased Assets (or any portion thereof) and the Business; (e) the merchantability or fitness of the Purchased Assets for any particular purpose; and (g) any materials, financial information or other data provided by or on behalf of Sellers to Buyer.

Section 4.06 Disclosure of Information and Investment Experience. Buyer has had an opportunity to discuss the Seller’s business, management, financial affairs and the terms and conditions of this Agreement with the Seller’s management and has had an opportunity to review the Seller’s facilities. Buyer has substantial experience in evaluating, investing, and/or acquiring companies in the Seller’s industry, and has such knowledge and experience in financial or business matters so that it is capable of evaluating the merits and risks of the Transaction and protecting its own interests.

Section 4.07 Solvency. Immediately after giving effect to the Transaction, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the Transaction, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE V
Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) preserve and maintain all the Florida MMTC License, the nursery license and all other Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) maintain in good standing any and all performance bonds, irrevocable letters of credit payable, or set asides of cash on behalf of the company, in connection with the MMTC License and any other Permits;

(c) pay the debts, Taxes and other obligations of the Business in accordance with past practice;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) maintain existing historical inventory and raw material levels;

(g) maintain existing customer pricing on all Inventory and products with no more than a 5% change;

(h) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(i) perform all of its obligations under all Assigned Contracts;

(j) maintain the Books and Records in accordance with past practice;

(k) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(l) not take or permit any action that would cause any of the changes, events or conditions described in Section Section 3.04 to occur; and

(m) Seller shall pay on or before March 8, 2022 the $13,667 in code violation fees due the City of Deerfield Beach for the property located at 2009 N.E. 2nd Street, Deerfield Beach, Florida, cause the release of any related liens, and provide satisfactory evidence of the same to Buyer prior to closing.

Section 5.02 Florida MMTC License, Other Permits, and Other Governmental Approvals And Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates relating to the Florida MMTC License or any other Permit; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.02 and Section 4.02 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all commercially reasonable efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.02 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.03 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.04 Reserved.

Section 5.05 Public Announcements. Unless otherwise required by applicable Law or applicable stock exchange requirements of Seller or its Affiliates (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.06 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5)/ business days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) business days after its receipt thereof.

Section 5.07 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.08 No Solicitation of Other Bids.

(a) Prior to the Closing or termination of this Agreement, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 5.09 Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 5.09 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.09 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 0 to be satisfied;

(ii) any notice or other communication from any Person (other than as set forth herein or in the Disclosure Schedules) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the Transaction; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14 or that relates to the consummation of the Transaction.

(b) Buyer’s receipt of information pursuant to this Section 5.09 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 7.02 and Section 8.01(b) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.10 Employees and Employee Benefits.

(a) Effective on the Closing Date (or such earlier time as may be agreed to by Seller and Buyer), Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 5.10.

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 5.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
Conditions to closing

Section 6.01. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(i) The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(ii) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(iii) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.02 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(i) Other than the representations and warranties of Seller contained in Section 3..01, Section 3.03 and Section 3.18, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.01, Section 3.03 and Section 3.18 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(ii) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(iii) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(iv) All approvals, consents and waivers that are listed on Section 3.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(v) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(vi) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 2.02(a).

(vii) Seller shall have received approval from OMMU for the assignment of the Florida MMTC License to Buyer and all other Permits that are assignable and necessary for Buyer to conduct the Business as conducted by Seller as of the Closing Date.

(viii) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(ix) Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in this Section 6.02 applicable to Seller have been satisfied (the “Seller Closing Certificate”).

(x) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transaction.

(xi) Seller shall continue to maintain in good standing any and all performance bonds, irrevocable letters of credit payable, or set asides of cash on behalf of the Seller, in connection with the MMTC License as required by and pursuant to Section 381.986, Florida Statutes.

(xii) Seller shall provide to Buyer the certificate of analysis with respect to the 2,000 pounds of contaminated flower located at the Eustis property.

Section 6.03. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(i)	Other than the representations and warranties of Buyer contained in Section 4.01, Section 4.02 and Section 4.03, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in and Section 4.01, Section 4.02 and Section 4.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(ii)	Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(iii)	No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(iv)	All approvals, consents and waivers that are listed on Section 3.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(v)	Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 2.02(b).

(vi)	Seller shall have been released from all obligations under the Real Property Leases and MME USA and Seller’s other parent companies and Affiliates (as applicable) shall have been released from any guaranties of, or other agreements concerning, the Real Property Leases.

(vii)	Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII

Indemnification

Section 7.01 Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing, and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (i) Section 3.01, Section 3.02, Section 3.17, Section 3.18, Section 4.01, Section 4.02 and Section 4.04 (the “Fundamental Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing until fulfilled or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02 Indemnification by Seller.

(a) Subject to the other terms and conditions of this Article VII, Seller and MME USA (the “Seller Indemnifying Parties”) shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(i) any material inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(iii) any Excluded Asset or any Excluded Liability; or

(iv) any Third Party Claim, including without limitation, all matters disclosed on Schedule 3.14(a), based upon, resulting from, or arising out of the operation of the Business by Seller prior to the Closing Date. For purposes of this Agreement, “Third Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

(b) Certain Limitations: Notwithstanding anything contained herein to the contrary:

(i) the Seller Indemnifying Parties shall not be liable to the Buyer Indemnitees for indemnification pursuant to Section 7.02(i) or 7.02(ii) until the aggregate amount of all Losses exceeds $25,000, in which event the Seller Indemnifying Parties shall be required to pay or be liable for all such losses that exceed $25,000.

(ii) the aggregate amount to be paid pursuant to this Article VII by the Seller Indemnifying Parties to the Buyer Indemnitees shall not exceed Two Million Dollars ($2,000,000).

(iii) the limitations in clause (i) and (ii) above shall not apply to claims for breaches of Fundamental Representations or criminal activity (except with respect to federal cannabis laws), intentional misconduct or fraud.

Section 7.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement;

(c) any Assumed Liability;

(d) any Third Party Claim based upon, resulting from, or arising out of the operation of the Business by Buyer or any of its Affiliates after the Closing; or

(e) to the extent not included in (a)-(d), Buyer’s operation of the Business following the Closing.

Section 7.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). Such notice by the Indemnified Party shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.05 Payments; Indemnification Escrow Fund. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article I, the Indemnifying Party shall satisfy its obligations within thirty (30) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but including the date such payment has been made at a rate per annum equal to eighteen percent (18%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 7.06 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 6.02 or Section 6.03, as the case may be.

Section 7.07 Exclusive Remedies12. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal activity (except with respect to federal cannabis laws), on the part of a party hereto in connection with the Transaction contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth this Article VII. Nothing in this Section 7.07 shall limit any an Indemnified Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, or to seek any remedy on account of (i) any fraud by any party hereto, (ii) any criminal activity, (iii) willful breach or misconduct, and (iv) any intentional misrepresentation by any party.

ARTICLE VIII

Termination

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.01 or Section 6.02 and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 31, 2022, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.01 or 6.03 and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 31, 2022, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(i) as set forth in this Article VIII, Section 5.01 and Article IX hereof; and

(ii) if this Agreement is terminated in accordance with Sections 8.01(a), 8.01(b) or 8.01(d), the Escrow Agent shall return the Deposit to Buyer within 72 hours of termination via wire transfer based on wire instructions provided by Buyer;

(iii) if this Agreement is terminated by Seller in accordance with Section 8.01(c), Seller shall retain the Deposit which shall be wired from the Escrow Agent to Seller within 72 hours of termination via wire transfer based on wire instructions provided to the Escrow Agent by Seller; and

(iv) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE IX
Miscellaneous

Section 9.01 Reserved.

Section 9.02 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.03 Notices. All notices, requests and other communications required or permitted by this Agreement shall be in writing and (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) delivered by email to the following email addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, email address, or Person as a party may designate by notice to the other parties):

If to Seller:	MME Florida, LLC 10115 Jefferson Blvd. Culver City, CA 90232 Email: Michael.Serruya@medmen.com Attention: Michael Surreya, Chief Executive Officer

with a copy to: (which shall not constitute notice)	Attention: legal@medmen.com

If to Buyer:	Green Sentry Holdings, LLC 1112 N. Flagler Drive Fort Lauderdale, FL 33304 Email: bcobb@sunburncannabis.com Attention: Brady Cobb, Chief Executive Officer

with a copy to: (which shall not constitute notice)	Tripp Scott, P.A. 110 S.E. 6th Street, 15th floor Fort Lauderdale, FL 33301 Email: ejp@trippscott.com Attention: Edward J. Pozzuoli, Esq.

Section 9.04 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 9.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 9.09 Governing Law. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

Section 9.10 Consent to Jurisdiction. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CIRCUIT COURT OF THE STATE OF FLORIDA LOCATED IN BROWARD COUNTY, FLORIDA, AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA LOCATED IN THE STATE OF FLORIDA FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE (OR AS MAY BE AMENDED IN ACCORDANCE WITH SECTION 9.02) SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF FLORIDA WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 9.10 EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE CIRCUIT COURT OF THE STATE OF FLORIDA LOCATED IN BROWARD COUNTY, FLORIDA AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA LOCATED IN THE STATE OF FLORIDA, AND FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.11 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

Section 9.12 Prevailing Party. If any suit, or action is instituted to interpret or enforce the provisions of this Agreement, to rescind this Agreement, or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover, in addition to its costs, its reasonable attorney and paralegal fees incurred prior to and at trial as determined by the trial court, and if any appeal is taken from such decision, reasonable attorney and paralegal fees as determined on appeal and any petition for review.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.14 Mutual Drafting. The Parties and their respective counsel have mutually contributed to the drafting of this Agreement and the other Transaction Documents. Consequently, no provision of this Agreement or any other Transaction Document shall be construed against any Party on the ground that such Party drafted the provision or caused it to be drafted.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

MME Florida, LLC

By	/s/ Michael Serruya
Name:	Michael Serruya
Title:	Chief Executive Officer

MME USA

MM Enterprises USA, LLC

By	/s/ Michael Serruya
Name:	Michael Serruya
Title:	Chief Executive Officer

BUYER:

Green Sentry Holdings, LLC

By	/s/ Brady Cobb
Name:	Brady Cobb
Title:	Chief Executive Officer

EXHIBIT A

DEFINITIONS CROSS-REFERENCE TABLE

The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Accounts Receivable	Section 1.01(b)
Actions	Section 3.14(a)
Affiliate	Section 1.04
Agreement	Preamble
Allocation Schedule	Section 1.07
Assigned Contracts	Section 1.01(d)
Assignment and Assumption Agreement	Section 2.02(a)(ii)
Assumed Liabilities	Section 1.03(a)
Balance Sheet	Section 3.03
Balance Sheet Date	Section 3.03
Bill of Sale	Section 2.02(a)(i)
Books and Records	Section 1.01(i)
Business	Recitals
Buyer	Preamble
Buyer Indemnitees	Section 7.02(a)
Closing	Section 2.01
Closing Date	Section 2.01
Company Systems	Section 3.16(a)
Contracts	Section 1.01(d)
Control	Section 1.04
Disclosure Schedules	Section 1.01(d)
Encumbrance	Section 3.02
Excluded Assets	Section 1.02
Excluded Liabilities	Section 1.04
Financial Statements	Section 3.03
Governmental Authority	Section 1.01(i)
Governmental Order	Section 3.02

Indemnified Party	Section 7.04
Indemnifying Party	Section 7.04
Inventory	Section 1.01(c)
Law	Section 3.02
Leased Real Property	Section 3.10(b)
Liabilities	Section 1.03(a)
Losses	Section 7.02(a)
Material Suppliers	Section 3.13
Person	Section 3.02
Purchased Assets	Section 1.01
Purchase Price	Section 1.06
Representatives	Section 5.03
Seller	Preamble
Seller Indemnitees	Section 7.03
Tangible Personal Property	Section 1.01(e)
Taxes	Section 3.17
Tax Returns	Section 1.07
Third Party Claim	Section 7.02(a)(iv)
Transaction Documents	Section 2.02(a)(vi)

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all patents, utility models and industrial design registrations and all patent applications for any of the foregoing (including originals, provisionals, divisionals, continuations, continuations-in-part, extensions, revisions, reexaminations and reissues thereof), patent disclosures, inventions and invention disclosures (whether or not patentable); (ii) all trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, and all other indicia of origin (and all translations, transliterations, adaptations, derivations and combinations of the foregoing) and Internet domain names, franchises, and all registrations, applications and renewals and extensions for any of the foregoing together with all goodwill associated with each of the foregoing (collectively, “Trademarks”); (iii) all works of authorship (whether or not copyrightable), copyrights and copyrightable works (including “look-and-feel”), and mask works and moral rights, and all registrations, applications and renewals for any of the foregoing and all moral rights associated with each of the foregoing (collectively, “Copyrights”); (iv) all data, databases and database rights; (v) all trade secrets, and other confidential and proprietary information, including customer and supplier lists, data and customer records, reports, studies, software development methodologies, technical information, pricing and cost information, marketing plans and proposals, proprietary business information, process technology, plans, drawings, blue prints, know-how, techniques, protocols, processes, methods, specifications, data, data analytics, algorithms, source code, compositions, industrial models, architectures layouts, designs, research and development and patent disclosures, inventions and invention disclosures (whether patentable or unpatentable and whether or not reduced to practice) (collectively, “Trade Secrets”); (vi) all Software; (vii) all right of publicity and privacy, including the right to use the name, voice, likeness, signature and biographies of real persons, together with all goodwill related thereto; (viii) all other proprietary or industrial rights and all other intellectual property and all rights associated with any of the foregoing; and (ix) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use by or on behalf of any of the Acquired Companies.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the Business or the ability of the parties to consummate the Transaction; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, health or political conditions; (ii) conditions generally affecting the industries in which the Seller operates; (iii) any changes in financial or securities markets in general; (iv) pandemics, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules, including GAAP; or (vi) the public announcement, pendency or completion of the Transaction, except in the case of clause (i), (ii) or (iii), to the extent that such change, event or effect disproportionately affects the Seller and/or Business relative to other businesses in the same industry. For the avoidance of doubt, any change in Florida State and local cannabis laws that may have an adverse effect on the Business but that does not prohibit the operation of the Business entirely, shall not, in and of itself, be deemed a Material Adverse Effect.

“Permits” means the Florida MMTC License and all other licenses, permits, franchises, approvals, authorizations, qualifications, clearances, registrations, notifications, exemptions, certificates of need, accreditations, certifications, determinations, participation agreements, consents or Orders of, or filings with, any governmental authority or any other Person.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, or serve advertisements to an individual, including name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; Internet Protocol (IP) addresses or other information that is regulated by one or more Privacy Laws.

“PCI DSS” means the Payment Card Industry Data Security Standard, as it may be amended from time to time.

“Privacy and Security Requirements” means, to the extent applicable to any of the Acquired Companies, (a) all Privacy Laws; (b) all Privacy Contracts; and (c) all Security Procedures.

“Privacy Contracts” means all Contracts between any Acquired Company and any Person that relate to arrangements involving the Processing of Personal Information.

“Privacy Laws” means any Laws applicable to the Processing of Personal Information including the Health Insurance Portability and Accountability Act and all regulations promulgated thereunder, Section 5 of the Federal Trade Commission Act, all state, provincial or federal Laws related to unfair or deceptive trade practices, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, all Laws related to telemarketing and text messaging, all Laws related to breach notification and all applicable foreign Laws including the Personal Information Protection and Electronic Document Act (Canada) and any applicable substantially similar privacy Laws enacted by a province of Canada.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Related Party” means, with respect to any Person, any officer, director, manager, equityholder, member or Affiliate of such Person, any individual related by blood, marriage or adoption to any of the foregoing, and any Person controlled by any of the foregoing.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Security Breach” means security breach or breach of Personal Information under applicable Laws, including any unauthorized access to, or disclosure of, Personal Information.

“Security Incident” means any attempted or successful unauthorized access, use, disclosure, modification, or destruction of information (including Personal Information or information regulated by the PCI DSS) or interference with system operations of IT Assets.

“Security Procedures” means all administrative, technical and physical safeguards implemented or maintained by the Acquired Companies, or any third party on behalf of any Acquired Company, designed to protect Personal Information.

“Software” means any and all (i) computer programs, architectures, libraries, firmware and middleware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

EXHIBIT B

BILL OF SALE

B-1

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

C-1